Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES PLANNED RELEASE OF DATA FROM MATRIX

EXCELLARATE PHASE 2b CLINICAL STUDY AND ACCEPTANCE OF PHASE 1 / 2

STUDY FOR PUBLICATION IN WOUND REPAIR AND REGENERATION

SAN DIEGO, CA – October 1, 2009 – Cardium Therapeutics (NYSE Amex: CXM) announced plans to report on preliminary safety and efficacy data from its Matrix Phase 2b Excellarate clinical study. Based on guidance from Cardium’s independent clinical data management company which is currently completing the statistical analysis of all data for the Matrix clinical trial, Cardium expects to receive the locked unblinded data set and be in position to announce preliminary results on or before October 14, 2009. The Company also plans to hold a webcast to review the clinical data, details of which will be provided with announcement of the Matrix clinical results.

Cardium also announced that positive results from the Phase 1 / 2 clinical study of Excellarate have been accepted for publication in Wound Repair and Regeneration, the peer-reviewed medical journal of the Wound Healing Society. The article, entitled Treatment of Nonhealing Diabetic Foot Ulcers with Platelet Derived Growth Factor Gene-Activated Matrix (GAM501): Results of a Phase 1/2 trial (Mulder, et al) is expected to be published and available online in early October 2009.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the Matrix study or other human clinical trials can be conducted and completed in an efficient and successful manner, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.

Other trademarks are the property of their respective owners.